AMENDMENT TO ASSET PURCHASE AGREEMENT
                                BY AND BETWEEN
                        TULSA DENTAL PRODUCTS, L.L.C.
                                     AND
                         DENTSPLY INTERNATIONAL INC.
                  DATED December 28, 1995 (the "Agreement")



For purposes of calculating EBITDA as provided for in Section 3.3 of the Agreement the parties agree that the following items will be handled as described:

1. DENSFIL. With 1999 and going forward we, in effect, will treat the DENSFIL product as if it were being sold direct even though it is being sold through dealers. The way we will do that is that we will calculate the difference between whatever the dealer price is for the product and $5.60 (the deemed average retail selling price for the purposes of this arrangement). That difference will be applied to all DENSFIL product which is sold to dealers in the U.S. and those sales dollars will be included in the EBITDA calculation.

2. International Thermafil Sales. This will apply to all Thermafil product produced by Tulsa Dental Products and sold internationally by other than Tulsa Dental Product Inc. The EBITDA calculation will include $2.75 per unit sold minus whatever the Interco charge is from Tulsa Dental Products to the international operation making the sales.

3. International Sales of Ni-Ti Files. This will apply to international sales of Ni-Ti files other than any sales by Tulsa Dental Products. Included in the EBITDA calculation will be $2.00 per unit for every such file which is sold.

4. Legal Expenses. The EBITDA will be charged 50% of any "outside" legal costs incurred in connection with the endodontics business (this does not include legal services or charges associated with provision of legal services by our in-house counsel). Notwithstanding the actual charges, however, in any calendar year EBITDA shall not be charged more than $500,000.00 for Tulsa's share of such costs.

5. Adjustment for Profit Contribution of Maillefer. 25% of Maillefer N.A. sales (excluding DENSFIL sales) will represent the profit contribution from the North American sales by Maillefer. Each year that percentage will be used to compute Maillefer North America profit and from that result $1 million will be deducted for a management fee. The result of this calculation will be deducted each year from the EBITDA calculation.

6. MTA Interco Sales. For all Interco sales of the MTA product from Tulsa Dental Products to other Dentsply locations, the EBITDA will be credited $27.00 minus the Interco price for the units sold.

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7.    Maillefer Sales of Thermafil Ovens.  As you know, these ovens are purchased by Maillefer from a third party. The EBITDA will be credited with 50% of the gross profit, i.e., the sales price minus the acquisition cost of the ovens sold by Maillefer.

The results of the calculations above, of course, will be added to the calculated operating profits of Tulsa Dental Products for the relevant year in order to determine what the EBITDA should be for the Tulsa operations and for calculation of the EBITDA earn out.



For:                                     For:

TULSA DENTAL PRODUCTS, L.L.C.            DENTSPLY International Inc.
an Oklahoma limited liability company

By ____________________________________  By: ________________________________
         Wm. Ben Johnson                                John C. Miles II




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